Exhibit 99.1

JOSEPH P. CLAYTON NAMED PRESIDENT AND CEO OF DISH NETWORK

Charles W. Ergen to Continue as Chairman

ENGLEWOOD, Colo., May 16, 2011 — DISH Network Corporation (NASDAQ: DISH) announced today that Joseph P. Clayton has been named the company’s president and chief executive officer and has been appointed to the DISH Network board of directors, effective June 20, 2011.  Charles W. Ergen, who formerly held the positions of president and chief executive officer, will remain as chairman of DISH Network.

“Joe is a 38-year veteran of the consumer electronics, telecommunications and satellite communications industries and I am pleased to have him lead DISH Network as president and CEO,” said Ergen, chairman of DISH Network. “Joe brings an enormous amount of executive-level experience in the satellite and consumer electronics industries, including positions at RCA, General Electric and Thomson, and we look forward to his leadership as we continue to deliver video entertainment into the future.”

“I am very excited to take on this new challenge,” said Clayton. “My working relationship with Charlie spans nearly 20 years, and I look forward to building on DISH Network’s legacy of innovation and value in TV entertainment.”

Clayton previously served as chairman of Sirius Satellite Radio Inc., from November 2004 through July 2008 and served as chief executive officer of Sirius from November 2001 through November 2004.  Prior to joining Sirius, Clayton served as president of Global Crossing North America, as president and chief executive officer of Frontier Corporation and as executive vice president of Marketing and Sales for the Americas and Asia of Thomson S.A.

About DISH Network

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides more than 14.19 million satellite TV customers, as of March 31, 2011, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy industry-leading customer satisfaction, the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of global customers annually. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.